Exhibit 23.1





                     CONSENT OF INDEPENDENT PUBLIC AUDITORS



We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-06246) pertaining to the Magal stock option plan (1993) and in the Registration Statement on Form F-3 (No. 333-9050) of Magal Security Systems Ltd. of our report, dated February 10, 2003, ( except for note 18, which is dated June 26, 2003 and except for note 2x, which is dated March 3, 2004) with respect to the consolidated financial statements of Magal Security Systems Ltd. included in Form 20-F/A for the year ended December 31, 2002.





                                              /s/ Kost Forer Gabbay and Kasierer
Tel-Aviv, Israel                                KOST FORER GABBAY & KASIERER
March 22, 2004                                 (Formerly: KOST, FORER & GABBAY)
                                              A Member of Ernst & Young Global